CUSIP NO.30049R100                Schedule 13G                      Page 1 of 22


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)
                           (AMENDMENT NO. __________)(1)

                             Evolving Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    30049R100
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                November 2, 2004
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     |_| Rule 13d-1(b)
     [X] Rule 13d-1(c)
     |_| Rule 13d-1(d)



                       (Continued on the following pages)

                               (Page 1 of 22 Pages)


--------------------------------
            (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.30049R100                Schedule 13G                      Page 2 of 22




1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent International Corporation
-----------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
-----------------------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-----------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    -----------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    -----------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    -----------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
-----------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
-----------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

-----------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
-----------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         CO, IA
-----------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                      Page 3 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent International Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                              0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                     0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                      Page 3 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent Global Management Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                      Page 4 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent European Co-Investment Fund Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                      Page 5 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent Euro-Italian Direct Investment Program Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                      Page 6 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent Crown Fund II C.V.
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                      Page 7 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Digital Media & Communications II Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                      Page 8 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent Global GECC III Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                      Page 9 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Global Private Equity III Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                     Page 10 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Global Private Equity III-A Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                     Page 11 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Global Private Equity III-B Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                     Page 12 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Global Private Equity III-C Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                     Page 13 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent PGGM Global Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                     Page 14 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent Partners GPE III Limited Partnership
-----------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
-----------------------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-----------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    -----------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    -----------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    -----------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
-----------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
-----------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

-----------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
-----------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
-----------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                     Page 15 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent Partners Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                     Page 16 of 22



1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent Partners (NA) GPE III Limited Partnership
------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) |X|
                                                                                  (b) [ ]
------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES
                                            0
                                    ------------------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER

                                            2,899,998
                                    ------------------------------------------------------
             OWNED BY               7       SOLE DISPOSITIVE POWER
               EACH
         REPORTING PERSON                   0
                                    ------------------------------------------------------
               WITH                 8       SHARED DISPOSITIVE POWER

                                            2,899,998
------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,899,998
------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES         [ ]

------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.37%
------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100                Schedule 13G                     Page 17 of 22



Item 1.
------

           (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Evolving Systems, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 9777 Mount Pyramid Court, Suite 100, Englewood, Colorado 80112.

Item 2.
------

           (a) (b) (c)  This statement is being filed by the following entities:
                (1)  Advent International Corporation, a Delaware corporation;

                (2) Advent International Limited Partnership, a Delaware limited partnership;

                (3) Advent Global Management Limited Partnership, a Delaware limited partnership;

                (4) Advent European Co-Investment Fund Limited Partnership, a Delaware limited partnership;

                (5) Advent Euro-Italian Direct Investment Program Limited Partnership, a Delaware limited partnership;

                (6) Advent Crown Fund II C.V., a Netherlands limited partnership;

                (7) Digital Media & Communications II Limited Partnership, a Delaware limited partnership;

                (8) Advent Global GECC III Limited Partnership, a Delaware limited partnership;

                (9) Global Private Equity III Limited Partnership, a Delaware limited partnership;

                (10)   Global Private Equity III-A Limited Partnership, a
                      Delaware limited partnership;

                (11) Global Private Equity III-B Limited Partnership, a Delaware limited partnership;

                (12) Global Private Equity III-C Limited Partnership, a Delaware limited partnership;

                (13) Advent PGGM Global Limited Partnership, a Delaware limited partnership;

                (14) Advent Partners GPE III Limited Partnership, a Delaware limited partnership;

                (15) Advent Partners Limited Partnership, a Delaware limited partnership;

                (16) Advent Partners (NA) GPE III Limited Partnership, a Delaware limited partnership;

CUSIP NO.30049R100                Schedule 13G                     Page 18 of 22



           The entities listed in subparagraph (1) through (16) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

           (d) (e) This statement relates to the Common Stock, par value $0.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 30049R100.

CUSIP NO.30049R100                Schedule 13G                     Page 19 of 22



Item 3.     Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

     This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).


Item 4.    Ownership.

     (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of October 29, 2004) of the Common Stock beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).


                                                                                    Number of Shares
                                                                             --------------------------------      Percentage
                                                                                          Under                    of Shares
Reporting Person                                                             Common      Warrants    Total         Outstanding
-------------------------------------------------------------------          -------------------------------------------------
Advent International Corporation (1)(2)(3)                                   2,899,998       0      2,899,998         15.37
Advent International Limited Partnership (1)(2)                              2,899,998       0      2,899,998         15.37
Advent Global Management Limited Partnership(2)                              2,899,998       0      2,899,998         15.37
Advent European Co-Investment Program Limited Partnership (1)                2,899,998       0      2,899,998         15.37
Advent Euro-Italian Direct Investment Program Limited Partnership (1)        2,899,998       0      2,899,998         15.37
Advent Crown Fund II Limited Partnership (1)                                 2,899,998       0      2,899,998         15.37
Digital Media & Communications II Limited Partnership (1)                    2,899,998       0      2,899,998         15.37
Advent Global GECC II Limited Partnership (2)                                2,899,998       0      2,899,998         15.37
Global Private Equity III Limited Partnership (1)                            2,899,998       0      2,899,998         15.37
Global Private Equity III-A Limited Partnership (1)                          2,899,998       0      2,899,998         15.37
Global Private Equity III-B Limited Partnership (1)                          2,899,998       0      2,899,998         15.37
Global Private Equity III-C Limited Partnership (1)                          2,899,998       0      2,899,998         15.37
Advent PGGM Global Limited Partnership (1)                                   2,899,998       0      2,899,998         15.37
Advent Partners GPE III Limited Partnership (3)                              2,899,998       0      2,899,998         15.37
Advent Partners Limited Partnership (3)                                      2,899,998       0      2,899,998         15.37
Advent Partners (NA) GPE III Limited Partnership (3)                         2,899,998       0      2,899,998         15.37

           (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.
           (2) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the Advent Global Management Limited Partnership ("AGMLP"), the General Partner of Advent Global

CUSIP NO.30049R100                Schedule 13G                     Page 20 of 22



GECC III Limited Partnership. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

           (3) AIC is the General Partner of the indicated Reporting Person. As such, AIC has the power to vote and dispose of the securities of Advent Partners GPE III Limited Partnership, Advent Partners Limited Partnership and Advent Partners (NA) GPE III Limited Partnership. The beneficial ownership of AIC derives from such power.

               The Reporting Persons are members of a Section 13(d) group that beneficially owns the 2,899,998 shares of the Common Stock of the Corporation referred to in this report. In addition to the Reporting Persons, the members of the Section 13(d) group consist of Tertio Telecoms Group Ltd., an entity formed and registered in England and Wales, Apax Europe IV GP Co. Limited, a Guernsey corporation, Apax Europe IV, GP L.P., Apax Europe IV - A, L.P., a Delaware limited partnership, Apax Europe IV - B, L.P., an English limited partnership, Apax Europe IV - C GmbH & Co.KG, a German limited partnership, Apax Europe IV - D, L.P., an English limited partnership, Apax Europe IV - E, L.P., an English limited partnership, Apax Europe IV - F, C.V., a Netherlands limited partnership, and Apax Europe IV - G, C.V., a Netherlands limited partnership.

               Each of the Reporting Persons has sole power to vote or direct the vote and to dispose or direct the disposition over none (0) of the shares of Common Stock. Each of the Reporting Persons has shared power to vote or direct the vote and to dispose or direct the disposition over 2,899,998 of the shares of Common Stock.

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group.

CUSIP NO.30049R100                Schedule 13G                     Page 21 of 22



               The information for this item is contained in Item 2(a) and Item 4 of this filing, and is incorporated by reference into this Item 8.

Item 9.        Notice of Dissolution of Group.

Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.30049R100                Schedule 13G                     Page 22 of 22



                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 12, 2004


Advent European Co-Investment Fund Limited Partnership Advent Euro-Italian Direct Investment Program Limited Partnership Advent Crown Fund II C.V. Digital Media & Communications II Limited Partnership
Global Private Equity III Limited Partnership
Global Private Equity III-A Limited Partnership
Global Private Equity III-B Limited Partnership
Global Private Equity III-C Limited Partnership
Advent PGGM Global Limited Partnership
By:   Advent International Limited Partnership,
      General Partner
By:   Advent International Corporation,
      General Partner
By:   Janet L. Hennessy, Vice President*


Advent Global GECC III Limited Partnership
By:   Advent Global Management Limited Partnership, General Partnership
By:   Advent International Limited Partnership,
      General Partner
By:   Advent International Corporation,
      General Partner
By:   Janet L. Hennessy, Vice President*


Advent International Limited Partnership
Advent Partners GPE III Limited Partnership
Advent Partners Limited Partnership
Advent Partners (NA) GPE III Limited Partnership
By:   Advent International Corporation,
      General Partner
By:   Janet L. Hennessy, Vice President*


ADVENT INTERNATIONAL CORPORATION
By:   Janet L. Hennessy, Vice President*

*For all of the above:

/s/ Janet L. Hennessy
------------------------------------
Janet L. Hennessy, Vice President